Exhibit 99.1

LivePerson Announces Deleveraging Transaction

Enters into agreement to exchange $341.1 million of its outstanding 2026 Convertible

Senior Notes for $45.0 million in cash, $115.0 million of 2029 Senior Subordinated Secured Notes and Common and Preferred Equity

NEW YORK, August 11, 2025 — LivePerson, Inc. (NASDAQ: LPSN) (“LivePerson,” the “Company,” “we” or “us”), a leading provider of trusted enterprise conversational AI and outcome-driven digital transformation, today announced that holders of an aggregate $341.1 million principal amount of the Company’s Convertible Senior Notes due 2026 (the “Noteholders” and such notes, the “2026 Notes”), have entered into a binding agreement to exchange (the “Exchange”) their 2026 Notes for a mix of consideration, consisting of (i) $45.0 million of cash, (ii) $115.0 million of 10.0% Senior Subordinated Secured Notes due 2029 (the “New Secured Notes”), (iii) shares of Series B Fixed Rate Convertible Perpetual Preferred Stock (“Series B Preferred Stock”) and (iv) shares of the Company’s common stock (the “Common Equity Shares,” together with the New Secured Notes and the Series B Preferred Stock, the “New Securities”) in an amount which, together with the number of shares into which the Series B Preferred Stock is convertible, will equal 39.0% of the Company’s fully diluted common stock outstanding following the closing of the Exchange (the “Aggregate Equity Amount”).

“Today’s transaction represents the successful culmination of our multi-year strategy to deleverage the balance sheet,” said John Collins, CFO and COO. “This exchange captures $181 million of debt discount that accretes to shareholders, deleverages the balance sheet by $226 million, and extends LivePerson’s runway through 2029. In sum, we believe this exchange shifts a greater proportion of enterprise value to shareholders, and provides the company with time to execute its strategy, reinforcing its position as a long-term strategic partner to customers, and creating runway to further enhance value for shareholders.”

The Exchange is subject to customary closing conditions and is expected to occur by the end of September.

The New Secured Notes will be guaranteed by certain of the Company’s direct and indirect domestic and foreign subsidiaries and secured by a second-priority lien on substantially all assets (other than certain excluded assets) of the Company and the guarantors, and will accrue interest at a rate of 10.0% per annum. The New Secured Notes will mature on December 15, 2029.

The shares of Series B Preferred Stock will be convertible into a fixed number of shares of common stock equal to the difference between (x) the number of shares required to provide the Aggregate Equity Amount and (y) the number of shares of Common Equity Shares issued as of the closing of the Exchange if the Company’s shareholders approve an amendment to its charter to increase to the Company’s authorized share capital at a future special meeting (the “Proposal”). The Company’s executive officers are supportive of the transaction and intend to vote their shares in favor of the proposed charter amendment. If shareholders do not approve the Proposal, the Series B Preferred Stock will remain outstanding. Regular dividends on each share of Series B Preferred Stock issued as part of the Exchange will accrue at a rate of 15.0% and will be paid, at the Company’s option, in cash or in-kind. If any shares of Series B Preferred Stock remain outstanding on the first anniversary of the Closing Date, the regular dividend rate will increase to 20.0%.

Additional details with respect to the Exchange, the New Secured Notes, the Series B Preferred Stock, the Common Equity Shares and other information related thereto will be filed today in a Current Report on Form 8-K with the Securities and Exchange Commission.

Important Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed charter amendment. The Company intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant materials in connection with the proposed charter amendment.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CHARTER AMENDMENT.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the SEC’s website at www.sec.gov or the Company’s website at https://ir.liveperson.com/financial-information/sec-filings.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed charter amendment. Information regarding the Company’s directors and executive officers is contained in the Company’s most recent proxy statement filed with the SEC and in subsequent filings on Form 8-K. Additional information regarding the interests of such participants will be included in the proxy statement when it becomes available.

About LivePerson

LivePerson (NASDAQ: LPSN) is the enterprise leader in digital customer conversations. The world’s leading brands — including HSBC and Virgin Media — use our award-winning Conversational Cloud platform to connect with millions of consumers. We power nearly a billion conversational interactions every month, providing a uniquely rich data set and AI-powered solutions to accelerate contact center transformation, supercharge agent productivity, and deliver more personalized customer experiences. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our AI, please visit liveperson.com.

Forward-Looking Statements

Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including our expectations regarding the timing of consummation of the Exchange on the terms described above or at all, are subject to risks and uncertainties, and actual events or results may differ materially from our expectations. Some of the factors that could cause events or results to differ from our expectations include, without limitation, our ability to execute on and deliver our current business, sales, go-to-market and product plans and goals, and the other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2024. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Investor Relations Contact

ir-lp@liveperson.com